PLATO Learning, Inc.
Q1 FY 2005 Pre Release Script
February 14, 2005

OPERATOR INTRODUCTION

DAVE SMITH

Thank you. Good afternoon. Thank you for joining us today for our conference call. With me today is Larry Betterley, PLATO’s Senior Vice President and Chief Financial Officer and Steve Schuster, our Vice President and Treasurer.

Before we begin, Larry will preface our remarks with a safe harbor statement. Larry.

LARRY BETTERLEY

Thanks Dave. This announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe our assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct. These statements are subject to the risks and uncertainties as those described in the Company’s Annual report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.

The content of our call contains time-sensitive information that is accurate only as of today, February 14, 2005. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This call is the property of PLATO Learning, Inc. Any redistribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning, Inc. is prohibited. Dave.

DAVE SMITH

Thanks Larry.

Earlier today we issued a press release that provided financial guidance regarding our first quarter and fiscal year 2005. As stated in the press release, our revenue results for the first quarter fell below our expectations and the mix of revenue was more heavily weighted towards certain service and other revenues, causing a decrease in expected earnings for the quarter. These results have caused us to also change our guidance for second quarter of this fiscal year, but we feel the causes are temporary and do not impact the longer term performance or value of the company.

During our fourth quarter conference call we discussed various initiatives that were underway. Several of these directly impacted the field sales and service organizations, including a reorganization to more vertically align the group and implementation of new systems and procedures aimed at improving the efficiencies of our sales process in the future. These initiatives, along with management turnover, were expected to have an impact on sales in the first and second quarters and were considered in establishing our financial guidance for 2005 at that time.

The actual impact of those factors was greater than anticipated for the quarter, resulting in a shortfall in courseware orders of approximately $1.5 million. We also had about $1 million less of educational consulting services revenue than anticipated due to these factors. The impact of this was partially offset by higher than expected Supplemental Education Services and other revenues. As a result, we now expect revenues for the first quarter to be between $24.5 and $25.5 million.

After review with sales management and personnel, we believe the worst of the field transition is behind us and we are taking some additional measures to improve it further going forward, but it is prudent to anticipate that some additional impact on the second quarter will occur. We have also initiated actions in the U.K. to reduce their losses going forward, which will have an impact on revenues as well. Considering these factors, we are currently projecting second quarter revenues to be between 5% and 10% below 2004 levels.

The revenue reduction and change in product mix in the first quarter will have a significant impact on net earnings, given our low variable costs of courseware and educational consulting services and lower gross margins on Supplemental Education Service and other revenues. The result is an expected net loss, before restructuring and executive termination charges of about $8.5 million to $9.3 million.

We expect to recover our underperformance in the first two quarters of the year during the second half of the year. Therefore, our financial guidance for the full year remains unchanged. Revenues are expected to grow 4%-7% over 2004 amounts, and pre-tax earnings are expected to be $8.5 to $9.5 million, before impact of restructuring and executive termination charges.

We are still completing our regular quarterly closing and analysis procedures, and review by the Company’s independent auditors. Therefore, further information is limited at this time and actual results could vary from current estimates. Additional guidance and details will be provided during the conference call on first quarter results, scheduled for February 24, 2005.

OTHER DEVELOPMENTS

I would now like to discuss two other recent developments in the company.

In January, the employees of our U.K. subsidiary were notified that a restructuring of that business would occur. It is expected that up to approximately 50% of the employees will be terminated and three offices will be closed. The restructuring process is proceeding and should be completed by early March. We will continue to evaluate the U.K. situation and explore alternatives as necessary to improve its impact on the company’s profitability.

I would like to close now on a more positive note.

We were very pleased to announce on Friday, that Michael Morache has been appointed as the company’s new President and CEO, effective February 28th. With his appointment, I will assume the position of Executive Chairman.

Mike has more than 30 years of experience in developing, leading and growing technology businesses. He also has substantial experience in the education market as President of Pearson Education Technologies and NCS Services, and has held senior positions at Unisys, Alltel, Fujitsu and IBM, in areas of general management, product management, and sales and marketing. I have known Mike personally for many years and feel he has the right management and leadership skills to take PLATO Learning to the next level of growth and profitability.

I am very excited to work with Mike on realizing the substantial value in the company, its intellectual assets and its employees.

That concludes my formal remarks. We will now answer any questions you may have.

Q&A

Closing remarks.

Thank you again for joining us today. When I first took over as interim CEO, I believed that PLATO Learning had tremendous assets and significant potential for growth and value creation. I have learned much in the last few months about the company, and my opinion on this has not changed. Our future remains exciting, regardless of near term fluctuations in performance. We appreciate your continued support as we develop and grow the business to achieve its value potential.